Exhibit 10.35.6

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SIXTH AMENDMENT TO LEASE

(Towne Centre Plaza)

THIS SIXTH AMENDMENT TO LEASE (“Sixth Amendment”) is made and entered into as of the 1st day of May, 2015, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”) and LOANDEPOT.COM, LLC, a Delaware limited liability company, formerly known as loanDepot.com Lending, LLC (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Standard Office Lease dated as of March 10, 2011 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of September 7, 2012 (the “First Amendment”), and by that certain Second Amendment to Lease dated as of January 24, 2013 (the “Second Amendment”), and by that certain Third Amendment to Lease dated as of March 27, 2014 (the “Third Amendment”), and by that certain Fourth Amendment to Lease dated as of June 10, 2014 (the “Fourth Amendment”), and by that certain Fifth Amendment to Lease dated as of October 14, 2014 (the “Fifth Amendment”) whereby Tenant leases certain office space located in those certain buildings located and addressed at each of 26632 (the “26632 Building”), 26642 (the “26642 Building”), and 26672 (the “26672 Building”) Towne Centre Drive, Foothill Ranch, California 92610, which 26632 Building, 26642 Building, and 26672 Building are part of that three- building development known as Towne Centre Plaza (the “Development”). The Original Lease, as amended by each of the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment shall herein be referred to, collectively, as the “Lease.”

B. By this Sixth Amendment, Landlord and Tenant desire to extend the Term of the Lease and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms shall have the meanings given such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Premises. Landlord and Tenant hereby acknowledge that Tenant currently leases from Landlord that certain office space in the Development consisting of a total of 131,267 rentable square feet (the “Premises”), which Premises are comprised of (i) a total of 9,865 rentable square feet located in the 26632 Building (collectively the “26632 Building Premises”) consisting of (A) 6,318 rentable square feet known as Suite 200, and (B) 3,547 rentable square feet known as Suite 305; (ii) a total of 67,694 rentable square feet consisting of the entire 26642 Building (the “26642 Building Premises”); and (iii) a total of 53,708 rentable square feet in the 26672 Building (collectively, the “26672 Building Premises”) consisting of (A) 6,515 rentable square feet known as Suite 100, (B) 9,200 rentable square feet known as Suite 125, (C) 5,317 rentable square feet known as Suite 150, (D) 23,464 rentable square feet consisting of the entire second (2nd) floor and known as Suite 200, (E) 3,508 rentable square feet known as Suite 300, (F) 2,395 rentable square feet known as Suite 305, and (G) 3,309 rentable square feet known as Suite 310.

2. Extended Term. The Expiration Date of the Lease is hereby extended such that the Lease shall terminate on July 31, 2023 (the “New Expiration Date”). The period from August 1, 2016 through the New Expiration Date specified above, shall be referred to herein as the “Extended Term.”

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3. Basic Rental. Notwithstanding anything to the contrary in the Lease, but subject to any offset rights Tenant may have under Section 9(a) of the Original Lease or Section 7.2(e) below, during the Extended Term, Tenant shall pay, in accordance with the provisions of this Section 3 and subject to abatement pursuant to Section 4 below, monthly Basic Rental for the entire Premises as follows:

Period	Monthly Basic Rental			Monthly Basic Rental Per Rentable Square Foot
August 1, 2016 – July 31, 2017	$	[	***]	$	[	***]
August 1, 2017 – July 31, 2018	$	[	***]	$	[	***]
August 1, 2018 – July 31, 2019	$	[	***]	$	[	***]
August 1, 2019 – July 31, 2020	$	[	***]	$	[	***]
August 1, 2020 – July 31, 2021	$	[	***]	$	[	***]
August 1, 2021 – July 31, 2022	$	[	***]	$	[	***]
August 1, 2022 – July 31, 2023	$	[	***]	$	[	***]

4. Rental Abatement. Notwithstanding anything to the contrary contained in the Lease or in this Sixth Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Sixth Amendment, Landlord hereby agrees to abate Tenant’s obligation to pay monthly Basic Rental for the following full calendar months of the Extended Term: [***]. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Sixth Amendment. Upon the occurrence of an Event of Default by Tenant under the Lease, as amended by this Sixth Amendment, that results in early termination of the Lease (as amended) pursuant to the provisions of Section 20(a) of the Original Lease, then as a part of the recovery set forth in Article 20 of the Original Lease, Landlord shall be entitled to recover the monthly Basic Rental that was actually abated under the provisions of this Section 4. The amount of Basic Rental to be abated pursuant to this Section 4 above may be referred to herein as “Abated Rental Amount.” Notwithstanding the foregoing or anything to the contrary contained herein, upon written notice to Tenant, Landlord shall have the option to purchase all or any portion of Tenant’s Abated Rental Amount by paying such amount to Tenant, in which case the amount so paid to Tenant shall nullify an equivalent amount of abatement of Tenant’s Basic Rental as to the period so designated by Landlord in Landlord’s written notice to Tenant.

5. Tenant’s Proportionate Share and Base Year. Notwithstanding anything to the contrary in the Lease, from and after August 1, 2016 and continuing during the Extended Term, (i) Tenant’s Proportionate Share for the Premises shall be 64.01% based upon 205,077 rentable square feet contained in the Project; and (ii) the Base Year for the Premises shall be the calendar year 2017.

6. Real Estate Taxes.

6.1 Proposition 13. Effective from and after August 1, 2016, the second (2nd), third (3rd), and fourth (4th) full paragraphs of Subsection 3(c)(i) of the Original Lease shall be void and of no further force and effect.

6.2 Proposition 8. Notwithstanding anything to the contrary set forth in the Lease, as amended hereby, during the Extended Term, the amount of Tax Costs for the Base Year and any subsequent year shall, except as provided herein, be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Costs in the Base Year and/or a subsequent year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Costs due under the Lease; provided that (a) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Tax Costs nor included in Operating Costs for purposes of the Lease, as amended hereby, except to the extent relating to any Proposition 8 Offset (defined below), and (b) tax refunds under Proposition 8 shall not be deducted from Tax Costs nor refunded to Tenant, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that the preceding sentence is not intended to in any way affect (i) the inclusion in

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Tax Costs of the statutory two percent (2.0%) annual increase in Tax Costs (as such statutory increase may be modified by subsequent legislation), or (ii) the inclusion or exclusion of Tax Costs pursuant to the terms of Proposition 13. Notwithstanding the foregoing, for any year subsequent to the Base Year during which a Proposition 8 reduction applies and such reduction is actually achieved, after reimbursement of the costs and expenses incurred by Landlord in order to obtain such reduction of Tax Costs, the amount of Tax Costs for such year shall be reduced by the amount of the reduction actually received (“Proposition 8 Offset”), provided that Tax Costs in any year subsequent to the Base Year shall never be less than Tax Costs in the Base Year. By way of example only, and not as a limitation on the foregoing, if Tax Costs for the Base Year are $1.02 per rentable square foot and no Proposition 8 reduction applies in the Base Year, and if as a result of the permitted annual 2% statutory increase, Tax Costs would be $1.0824 per rentable square foot in the third (3rd) comparison year, but Landlord receives a Proposition 8 Offset for such year so that actual Tax Costs are $1.04 for such year, then Tenant would be obligated to pay only $.02 per rentable square foot for such year. In addition, notwithstanding the foregoing, upon a reassessment of the Building and/or Development pursuant to the terms of Proposition 13 (a “Reassessment”) occurring after the Base Year which results in a decrease in Tax Costs, the component of Tax Costs for the Base Year which is attributable to the assessed value of the Building and/or Development under Proposition 13 prior to the Reassessment (without taking into account any Proposition 8 reductions) shall be reduced, if at all, for the purposes of comparison to all subsequent years (commencing with the year in which the Reassessment takes place) to an amount equal to the real estate taxes based upon such Reassessment.

7. Refurbishment of the Premises. Tenant may renovate the then-existing tenant improvements in the Premises in accordance with this Section 7. In connection therewith, Tenant shall be entitled to a tenant refurbishment allowance (the “Refurbishment Allowance”) in an amount of $[***] (based on $[***] per rentable square foot of the Premises) for the costs relating to the design and construction of renovations to the then-existing tenant improvements in the Premises) that are to be permanently affixed to the Premises (the “Refurbished Improvements”) and for the other Refurbishment Allowance Items described below. In no event shall Landlord be obligated to make disbursements under this Section 7 in a total amount which exceeds the Refurbishment Allowance.

7.1 Refurbishment Allowance Items. The Refurbishment Allowance shall be disbursed by Landlord for the following items and costs only (subject to Section 7.2(c) below) (collectively the “Refurbishment Allowance Items”):

(a) Payment of the fees of the architect, engineer(s) and project manager retained by Tenant (if any), and payment of reasonable third-party fees incurred by Landlord and Landlord’s consultants in connection with the third party review of the plans and specifications prepared for the Refurbished Improvements (“Refurbishment Drawings”);

(b) The payment of plan check, permit and license fees relating to construction of the Refurbished Improvements;

(c) The cost of construction of the Refurbished Improvements, including, without limitation, testing and inspection costs, trash removal costs, and contractors’ fees and general conditions;

(d) The cost of any changes in the Development when such changes are required by the Refurbishment Drawings, such cost to include all architectural and/or engineering fees and expenses incurred in connection therewith;

(e) The cost of any changes to the Refurbishment Drawings or Refurbished Improvements required by applicable building codes; and

(f) Sales and use taxes and Title 24 fees.

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7.2 Disbursement of Refurbishment Allowance. Provided that no Event of Default by Tenant is then continuing under the Lease, as amended herein, Landlord shall make disbursements of the Refurbishment Allowance for Refurbishment Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

(a) Monthly Disbursements. On or before the first (1st) day of each calendar month during the construction of the Refurbished Improvements, Tenant shall deliver to Landlord: (i) a request for payment of Tenant’s general contractor (“Contractor”), which Contractor shall be retained by Tenant and shall be subject to Landlord’s reasonable prior written approval, and which request shall be approved by Tenant, in a form to be provided by Landlord; (ii) invoices from all subcontractors, laborers, materialmen and suppliers used by Tenant in connection with the Refurbished Improvements (such subcontractors, laborers, materialmen and suppliers, and the Contractor may be known collectively as “Tenant’s Agents”), for labor rendered and materials delivered to the Premises for the Refurbished Improvements; (iii) executed mechanics’ lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8132; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Within thirty (30) days after Landlord’s receipt of all of the applicable information described in items (i) through (iv), above, Landlord shall deliver a check made payable to Tenant in payment of the amounts so requested by Tenant (but in no event to exceed the amount of the Refurbishment Allowance), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Refurbishment Drawings, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(b) Other Terms. Except as provided in Section 7.2(c) below, Landlord shall only be obligated to make disbursements from the Refurbishment Allowance to the extent costs are incurred by Tenant for Refurbishment Allowance Items. All Refurbished Improvements shall be deemed Landlord’s property. All drafts of the Refurbishment Drawings shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, all of Tenant’s Agents shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld), except that either K&S Air Conditioning Inc., Bennett’s Plumbing, Inc., or subcontractors of Landlord’s selection shall be retained by the Contractor to perform all lifesafety, mechanical, electrical, and plumbing work. Notwithstanding the foregoing, Turelk, Inc. is hereby approved by Landlord as Tenant’s Agent. The terms and conditions of Section 9(c) of the Original Lease shall otherwise apply to the Refurbished Improvements and Tenant’s construction thereof.

(c) Refurbishment Rental Credit. In no event shall Tenant be entitled to any credit for any unused portion of the Refurbishment Allowance, provided that Tenant may, by written notice to Landlord, elect to apply up to $[***] per rentable square foot of any unused portion of the Refurbishment Allowance as a credit against monthly Basic Rental (the “Refurbishment Rental Credit”). If Tenant fails to deliver written notice to Landlord of its election to apply any unused portion of the Refurbishment Allowance as a Refurbishment Rental Credit on or prior to December 31, 2016, Tenant shall be conclusively deemed to have elected to apply all unused portions of the Refurbishment Allowance (up to the maximum amount provided hereunder) as a Refurbishment Rental Credit. In the event Tenant so elects (or is deemed to have elected) to apply a portion of the unused Refurbishment Allowance as a credit against monthly Basic Rental, such credit shall be applied in thirty-six (36) equal monthly amounts throughout the second (2nd), third (3rd) and fourth (4th) years of the Extended Term. The amount of the Basic Rental credit elected by Tenant pursuant to this Section 7(c) above may be referred herein as “Refurbishment Rental Credit Amount.” Notwithstanding the foregoing or anything to contrary contained herein, upon written notice to Tenant, Landlord shall have the option to purchase all or any portion of Tenant’s Refurbishment Rental Credit Amount by paying such amount to Tenant, in which case the amount so paid to Tenant shall nullify an equivalent amount of credit against Basic Rental as to the period so designated by Landlord in Landlord’s written notice to Tenant.

(d) No Rental Abatement. Tenant acknowledges that the work to be performed by Tenant pursuant to this Section 7 above shall be performed during the Lease Term and/or the Extended Term, that Tenant shall be entitled to (but shall not be obligated to) conduct

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business throughout the course of construction of such renovations and that Tenant shall not be entitled to any abatement of rent, nor shall Tenant be deemed to be constructively evicted from the Premises, as a result of the construction of such renovations.

(e) Failure to Fund Refurbishment Allowance. If Landlord fails to timely fund any monthly payment of the Refurbishment Allowance within the time periods set forth above in Section 7.2(a) above, Tenant shall be entitled to deliver written notice (“Payment Notice”) thereof to Landlord. If Landlord still fails to fulfill any such obligation within ten (10) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver written notice to Tenant within such ten (10) business day period explaining Landlord’s legitimate reasons as to why the amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Refusal Notice”), Tenant shall be entitled to fund such amount(s) itself and to offset such amount(s) against Tenant’s obligations to pay monthly Basic Rental next coming due under the Lease, as amended hereby. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant’s receipt of a Refusal Notice, Landlord or Tenant may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of California under the auspices of JAMS (or any successor to such organization) in Orange County, California, according to the then rules of commercial arbitration of such organization. If Tenant prevails in any such arbitration, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceeding against Tenant’s next obligations to pay monthly Basic Rental. Notwithstanding anything to the contrary contained herein, Tenant may not offset monthly Basic Rental at any time that an Event of Default by Tenant is continuing under this Lease.

8. Security Deposit.

8.1 Increased Security Deposit. Tenant has previously deposited with Landlord $[***] as a Security Deposit under the Lease. Concurrently with Tenant’s execution of this Sixth Amendment, Tenant shall deposit with Landlord an additional [***] Dollars ($[***]), for a total Security Deposit under the Lease, as amended herein, of [***] Dollars ($[***]). Subject to Section 8.2 below, Landlord shall continue to hold the Security Deposit as increased herein, in accordance with the terms and conditions of Section 4 of the Original Lease.

8.2 Conditional Reduction in Security Deposit. Notwithstanding anything to the contrary contained in the Lease or in this Section 8, in the event that, at the expiration of the seventeenth (17th) full calendar month of the Extended Term, no Event of Default by Tenant is then continuing under the Lease, as amended hereby, Landlord shall reduce the amount of the Security Deposit by the amount of the monthly Basic Rental due and payable to Landlord for the eighteenth (18th) full calendar month of the Extended Term (i.e., $[***] ) and Landlord shall apply such amount against Tenant’s monthly Basic Rental obligation for the eighteenth (18th) full calendar month of the Extended Term.

9. Options to Extend. Tenant shall retain its two (2) Options to extend the Extended Term for periods of five (5) years each in accordance with, and subject to, Article 31 of the Original Lease; provided that the term “Extension Premises” shall be revised to mean, at a minimum, all of the 26642 Building Premises plus all of the space then leased by Tenant on the second (2nd) and third (3rd) floors of the 26672 Building. Tenant may elect to include other space then leased by Tenant in the Extension Premises only on a suite-by-suite basis and may not include only a portion of any such suite in the Extension Premises.

10. Right of First Offer. Effective as of August 1, 2016, Article 32 of the Original Lease shall be void and of no further force and effect and the following shall be substituted. Subject to the following terms and conditions, Landlord hereby grants to Tenant a right of first offer with respect to all space in the 26632 Building and all space in the 26672 Building (collectively, the “First Offer Space”). Notwithstanding the foregoing (i) with respect to space which is currently leased to a third party, such first offer right of Tenant shall commence only following the expiration or earlier termination of such existing lease, including any renewal or extension of such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) Tenant’s first offer right shall be subordinate and secondary to Arrow Electronics’ right of first refusal to lease Suite 110 in the 26632 Building consisting of approximately 13,941 rentable square feet and the right of first offer in favor of Engineering Systems Inc. to lease Suite 100 in the 26632 Building consisting of approximately 7,227 rentable square feet (collectively, the “Superior Rights”). Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 10.

(a) Procedure for Offer. Subject to the foregoing provisions of this Section 10.2 regarding the existing leases and the Superior Rights, Landlord shall notify Tenant (the “First Offer Notice”) from time to time (x) when Landlord receives a proposal or request for proposal for First Offer Space that Landlord would seriously consider and intends to commence negotiations with a third party, where no holder of a Superior Right desires to lease such space, or (y) within ten (10) business days following written request by Tenant (which may not be given more than four (4) times in any twelve (12) month period) (each, a “Tenant Request”). The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord’s proposed Market Rent for the space and all other proposed material economic terms and conditions applicable to Tenant’s lease of such space (collectively, the “Economic Terms”); provided, however, that (i) the term for Tenant’s lease of the First Offer Space shall expire co-terminously with Tenant’s lease of the Premises, (ii) the date upon which Tenant’s monetary obligations for the First Offer Space commence shall be the earlier of (A) the date upon which Tenant commences business operations from the First Offer Space, or (B) the date which is one hundred fifty (150) days after the date Landlord delivers possession of the First Offer Space to Tenant, and Tenant shall be entitled to renovate the leasehold improvements in the First Offer Space in accordance with, and subject to, the provisions of the Original Lease pertaining to Alterations. Notwithstanding the foregoing, Landlord’s obligation to deliver the First Offer Notice shall not apply (A) during the last ten (10) months of the Extended Term or first Option Term unless Tenant has delivered an Interest Notice to Landlord pursuant to Section 31(c) of the Original Lease, or (B) during the last six (6) months of the Extended Term or first Option Term unless Tenant has timely delivered Tenant’s Acceptance to Landlord pursuant to Section 31(c) of the Original Lease.

(b) Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver an unconditional irrevocable notice (“Exercise Notice”) to Landlord of Tenant’s exercise of its right of first offer with respect to the entire space described in the First Offer Notice (if the First Offer Notice is given pursuant to clause (x) of Section 10(a) above) or with respect to any or all entire suite(s) described in the First Offer Notice (if the First Offer Notice is given in response to a Tenant Request under clause (y) of Section 10(a) above), and the Economic Terms shall be as set forth in the First Offer Notice, unless Tenant objects to Landlord’s Economic Terms and proposes revised Economic Terms (“Tenant Proposal”) in Tenant’s Exercise Notice. If Tenant timely delivers the Exercise Notice but so objects to Landlord’s Economic Terms, Landlord may elect within ten (10) business days following receipt of such Exercise Notice from Tenant, either to: (i) lease such First Offer Space to Tenant upon the revised Economic Terms specified in the Tenant Proposal; or (ii) have the Economic Terms, including the Market Rent, determined in accordance with Section 31(d) of the Original Lease. Landlord’s failure to timely choose either clause (i) or clause (ii) above will be deemed to be Landlord’s choice of clause (ii) above. If Landlord chooses, or is deemed to have chosen, clause (ii) above, the Market Rent determined in accordance with Section 31(d) of the Original Lease shall establish Economic Terms with respect to the First Offer Space; provided, however, that during the pendency of any such determination, the parties shall proceed with and utilize the Economic Terms specified in Landlord’s First Offer Notice and if Economic Terms reflected in the Tenant Proposal are ultimately determined to apply, the parties shall promptly make a retroactive adjustment. If Tenant does not, in response to a First Offer Notice given under clause (x) of Section 10(a) above, unconditionally exercise its right of first offer within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires. If Landlord does lease such First Offer Space to a third (3rd) party tenant pursuant to the terms and conditions of this Section 10(b) above, Tenant shall have no further right to lease such First Offer Space until the expiration or earlier termination of such third (3rd) party lease including any renewal or extension of such third (3rd) party lease. Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

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(c) Lease of First Offer Space. If Tenant timely and properly exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to the Lease upon the same non-economic terms and conditions as applicable to the Premises, and the economic terms and conditions as provided in this Section 10; provided, however, that the failure of Landlord and/or Tenant to execute such amendment shall not nullify or in any other manner affect the effectiveness of the exercise of Tenant’s right to lease the First Offer Space.

(d) No Defaults. The rights contained in this Section 10 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease, as amended hereby, other than an Affiliated Assignee) if the Original Tenant in conjunction with any Affiliated Assignee and any Affiliate(s) occupies at least [***] percent ([***]%) of the Premises as of the date of the First Offer Notice. Tenant shall not have the right to lease First Offer Space as provided in this Section 10 if, as of the date of the First Offer Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, no Event of Default by Tenant is then continuing under the Lease, as amended hereby, and not more than one Event of Default by Tenant shall have occurred under the Lease, as amended hereby, in the twelve (12) months immediately preceding the date of the First Offer Notice.

(e) Blackout Dates. The time period within which either Landlord or Tenant is obligated to respond to any notice given under this Section 10 shall not commence to run if any such notice under this Section 10 is received between December 21 of any calendar year and January 2 of the immediately following calendar year. In such event, the notice shall be deemed to have been received, and the applicable time period shall commence to run, on January 2.

11. Building 26632 Contraction Option. Tenant’s rights under Section 8 of the Fourth Amendment shall continue in full force and effect until and including July 31, 2016. Effective as of August 1, 2016, Section 8 of the Fourth Amendment shall be deleted in its entirety and the provisions of this Section 11 shall automatically be effective. Provided Tenant fully and completely satisfies each of the conditions set forth in this Section 11, Tenant shall have the option (the “26632 Contraction Option”) to terminate the Lease, as amended hereby, as to the “26632 Contraction Space” (as defined below) effective as of a date(s) selected by Tenant. The term “26632 Contraction Space” shall mean any or all of the space then leased by Tenant in the 26632 Building, provided that (i) Tenant may elect to include space in the 26632 Building in the 26632 Contraction Space only on a suite-by-suite basis (currently Suites 200 and 305) and may not include only a portion of any such suite(s) in the 26632 Contraction Space, and (ii) if Tenant then leases all of any floor of the 26632 Building and Tenant removes the common area corridor on such floor, then notwithstanding subsection (i) above, Tenant must include all or none of such floor in the Contraction Space.

11.1 Exercise/Contraction Fee. In order to exercise the 26632 Contraction Option, Tenant must fully and completely satisfy each and every one of the following conditions: (a) Tenant must give Landlord written notice (“26632 Contraction Notice”) of its exercise of the 26632 Contraction Option, which 26632 Contraction Notice must (i) state the effective date of such termination (“26632 Contraction Date”), and (ii) be delivered to Landlord at least nine (9) months prior to the applicable 26632 Contraction Date; (b) at the time of the delivery of the 26632 Contraction Notice to Landlord, no monetary Event of Default by Tenant shall then be continuing under the Lease, as amended hereby, after expiration of applicable notice and cure periods; (c) within ten (10) business days after receiving a 26632 Contraction Notice, Landlord shall deliver to Tenant Landlord’s determination of the fee payable by Tenant in connection with the 26632 Contraction Option (the “26632 Contraction Fee”), which shall be equal to the unamortized balance, as of the 26632 Contraction Date, of (A) the Refurbishment Allowance or other improvement allowance provided by Landlord and applicable to the 26632 Contraction Space, (B) brokerage commissions paid by Landlord in connection with Tenant’s lease of the 26632 Contraction Space for the Extended Term (allocable to the 26632 Contraction Space based upon the rentable square footage of the applicable 26632 Contraction Space as compared to the total rentable square footage of the Premises (or, if applicable, compared to the total First Offer Space added to the Premises at the time the applicable commissions became due)) and (C) that portion of the Abated Rental Amount referenced in Section 4 above (allocable to the 26632 Contraction Space based upon the rentable square footage of the applicable 26632 Contraction Space as compared to the total rentable square footage of the Premises) that Tenant

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has actually received prior to the 26632 Contraction Date or, for 26632 Contraction Space that was added to the Premises as First Offer Space, the total amount of Basic Rental abatement for the 26632 Contraction Space that Tenant has actually received prior to the 26632 Contraction Date in connection with such transaction; and (d) Tenant shall pay the 26632 Contraction Fee to Landlord within ten (10) business days after receipt of Landlord’s notice of determination of the 26632 Contraction Fee (provided, however, that if Tenant notifies Landlord that it disputes Landlord’s determination of the 26632 Contraction Fee, then any such payment shall be deemed made with an express reservation of Tenant’s rights with respect thereto). If Tenant fails to pay the 26632 Contraction Fee within such ten (10) business day period, Tenant’s exercise of the 26632 Contraction Option shall be null and void. By way of clarification, Tenant may exercise the 26632 Contraction Option at separate times, but each exercise of the 26632 Contraction Option must be with respect to separate eligible 26632 Contraction Space(s). For 26632 Contraction Space which was previously First Offer Space added to the Premises under Section 10 above, the amortization described in the calculation of the 26632 Contraction Fee shall be calculated on an amortization schedule commencing as of the effective date of Tenant’s lease of such space and continuing until the New Expiration Date, based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of [***] percent [***]% per annum. For 26632 Contraction Space which was originally a part of the Premises, such amortization shall be calculated on an eighty-four (84) month amortization schedule commencing as of August 1, 2016, based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of [***] percent [***]% per annum.

11.2 Lease Amendment. If Tenant properly exercises its 26632 Contraction Option, (y) Landlord and Tenant shall execute an amendment to the Lease documenting such modification to the Premises upon the terms specified in this Section 11 including, without limitation, a pro rata adjustment to the monthly Basic Rental, parking passes (calculated based on the ratio of parking passes per square footage of space granted to Tenant in connection with its lease of such space) and Tenant’s Proportionate Share, and (z) Tenant shall vacate, surrender and deliver exclusive possession of the applicable 26632 Contraction Space to Landlord on or before the 26632 Contraction Date and if Tenant fails to do so, then the holdover provisions of Article 5 of the Original Lease shall apply with respect to such 26632 Contraction Space; provided, however, that the failure of Landlord and/or Tenant to execute such amendment shall not nullify or in any other manner affect the effectiveness of the exercise of the 26632 Contraction Option.

12. Building 26672 Contraction Option. Tenant’s rights under Article 33 of the Original Lease shall continue in full force and effect until and including July 31, 2016. Effective as of August 1, 2016, Article 33 of the Original Lease shall be deleted in its entirety and the provisions of this Section 12 shall automatically be effective. However, provided Tenant fully and completely satisfies each of the conditions set forth in this Section 12, Tenant shall have the option (the “26672 Contraction Option”) to terminate the Lease, as amended hereby, as to the “26672 Contraction Space” (as defined below) effective as of a date(s) selected by Tenant which is after expiration of the twenty-fourth (24th) full calendar month of the Extended Term (as to space which is a part of the Premises) or effective as of a date(s) selected by Tenant which is after the date which is two (2) years after the commencement of Tenant’s lease of such space (as to any First Offer Space added to the Premises under Section 10 above). The term “26672 Contraction Space” shall mean any or all of the space then leased by Tenant on the first (1st) floor of the 26672 Building, provided that (i) Tenant may elect to include space on the first (1st) floor of the 26672 Building in the 26672 Contraction Space only on a suite-by-suite basis (currently Suites 100, 125 and 150) and may not include only a portion of any such suite(s) in the 26672 Contraction Space, and (ii) if Tenant then leases all of the first (1st) floor of the 26672 Building and Tenant removes the common area corridor on such floor, then notwithstanding subsection (i) above, Tenant must include all or none of the first (1st) floor in the Contraction Space.

12.1 Exercise/Contraction Fee. In order to exercise the 26672 Contraction Option, Tenant must fully and completely satisfy each and every one of the following conditions: (a) Tenant must give Landlord written notice (“26672 Contraction Notice”) of its exercise of the 26672 Contraction Option, which 26672 Contraction Notice must (i) state the effective date of such termination (“26672 Contraction Date”), which date must be after the date specified in Section 12 above and (ii) be delivered to Landlord at least nine (9) months prior to the applicable 26672 Contraction Date; (b) at the time of the delivery of the 26672 Contraction Notice to Landlord, no monetary Event of Default by Tenant is then continuing under the Lease, as

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

amended hereby, after expiration of applicable notice and cure periods; (c) within ten (10) business days after receiving a 26672 Contraction Notice, Landlord shall deliver to Tenant Landlord’s determination of the fee payable by Tenant in connection with the 26672 Contraction Option (the “26672 Contraction Fee”), which shall be equal to the unamortized balance, as of the 26672 Contraction Date, of (A) the Refurbishment Allowance or other improvement allowance provided by Landlord and applicable to the 26672 Contraction Space, (B) brokerage commissions paid by Landlord in connection with Tenant’s lease of the 26672 Contraction Space for the Extended Term (allocable to the 26672 Contraction Space based upon the rentable square footage of the applicable 26672 Contraction Space as compared to the total rentable square footage of the Premises (or, if applicable, the total First Offer Space added to the Premises at the time the applicable commissions became due)) and (C) that portion of the Abated Rental Amount referenced in Section 4 above (allocable to the 26672 Contraction Space based upon the rentable square footage of the applicable 26672 Contraction Space as compared to the total rentable square footage of the Premises) that Tenant has actually received prior to the 26672 Contraction Date or, for 26672 Contraction Space that was added to the Premises as First Offer Space, the total amount of Basic Rental abatement for the 26672 Contraction Space that Tenant has received prior to the 26672 Contraction Date in connection with such transaction; and (d) Tenant shall pay the 26672 Contraction Fee to Landlord within ten (10) business days after receipt of Landlord’s notice of determination of the 26672 Contraction Fee (provided, however, that if Tenant notifies Landlord that it disputes Landlord’s determination of the 26672 Contraction Fee, then any such payment shall be deemed made with an express reservation of Tenant’s rights with respect thereto). If Tenant fails to pay the 26672 Contraction Fee within such ten (10) business day period, Tenant’s exercise of the 26672 Contraction Option shall be null and void. By way of clarification, Tenant may exercise the 26672 Contraction Option at separate times, but each exercise of the 26672 Contraction Option must be with respect to separate eligible 26672 Contraction Space(s). For 26672 Contraction Space which was previously First Offer Space added to the Premises under Section 10 above, the amortization described in the calculation of the 26672 Contraction Fee shall be calculated on an amortization schedule commencing as of the effective date of Tenant’s lease of such space and continuing until the New Expiration Date, based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of [***] percent ([***]%) per annum. For 26672 Contraction Space which was originally a part of the Premises, such amortization shall be calculated on an eighty-four (84) month amortization schedule commencing as of August 1, 2016 based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of [***] percent ([***]%) per annum.

12.2 Lease Amendment. If Tenant properly exercises its 26672 Contraction Option, (y) Landlord and Tenant shall execute an amendment to the Lease documenting such modification to the Premises upon the terms specified in this Section 12 including, without limitation, a pro rata adjustment to the monthly Basic Rental, parking passes (calculated based on the ratio of parking passes per square footage of space granted to Tenant in connection with its lease of such space) and Tenant’s Proportionate Share, and (z) Tenant shall vacate, surrender and deliver exclusive possession of the applicable 26672 Contraction Space to Landlord on or before the 26672 Contraction Date and if Tenant fails to do so, then the holdover provisions of Article 5 of the Original Lease shall apply with respect to such 26672 Contraction Space; provided, however, that the failure of Landlord and/or Tenant to execute such amendment shall not nullify or in any other manner affect the effectiveness of the exercise of the 26672 Contraction Option.

12.3 Suites 300 and 305 Termination Option. Nothing contained in this Sixth Amendment shall amend or modify Tenant’s right to terminate the Lease with respect to Suites 300 and 305 of the 26672 Building, as set forth in Section 3 of the Third Amendment, which rights shall continue during the entire Extended Term.

13. Parking. Section 23 of the Original Lease is hereby deleted in its entirety and the following is substituted in lieu thereof:

Tenant shall be entitled to use, commencing on the Commencement Date, the number of parking passes set forth in Article 1.1 of the Basic Lease Provisions, which parking passes shall pertain to the parking facility for the center in which the Project is located (the “Center”). Each parking pass shall permit Tenant to park, on an unreserved basis, one (1) typical vehicle in said parking facility. ([***]) of such parking passes shall be for reserved parking spaces at the back side of the 26642 Building and [***] of such parking passes shall be for reserved parking spaces at the front side of the 26642 Building, at the locations designated with an “X” on Exhibit “A” attached hereto; provided, however, that the parties acknowledge that such spaces are subject to approval, relocation and/or removal from reserved parking status if so required by the association formed under the covenants, conditions and restrictions for the Center (the “Parking CC&R’s”). The remainder of Tenant’s parking shall be for unreserved parking on a “first come” “first served” basis; provided, however, that Landlord may designate areas for Tenant’s unreserved parking so long as Landlord does not do so in a manner that discriminates against Tenant as compared to other tenants of the Project (although Landlord may provide reserved parking for other tenants) or create an unreasonable inconvenience for Tenant and Landlord shall have the right to require Tenant’s parkers to use an identification system to ensure that Tenant’s parkers park only in such designated areas. All parking provided to Tenant hereunder shall be free of charge; provided, however, that Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all reasonable, non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord and Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Subject to the Parking CC&R’s, Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time provided that such modification does not materially impair Tenant’s rights under this Article 23. Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, upon reasonable prior written notice to Tenant (except no notice shall be required in an emergency), temporarily close off or restrict access to the Project parking facility for purposes of facilitating any such construction, alteration or improvements, provided that to the extent practicable, Landlord shall make reasonable substitute parking available to Tenant. Landlord may, from time to time, upon reasonable prior written notice to Tenant, relocate any reserved parking spaces (if any) rented by Tenant to another location in the Center as may be mutually and reasonably agreed upon by Landlord and Tenant, in good faith. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord, provided that such operator or lessee must recognize Tenant’s rights and comply with Landlord’s obligations under this Article 23. The parking passes granted to Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

14. Signage.

14.1 For the 26632 Building. Landlord and Tenant acknowledge that only two (2) exterior signs are permitted for each building in the Development and that Arrow Electronics and Premier Business Center currently have signs on the exterior of the 26632 Building. However, if an exterior sign subsequently becomes available at the 26632 Building and provided Tenant then occupies a minimum of 15,000 rentable square feet of space in the 26632 Building, Tenant, at Tenant’s sole cost and expense, shall have the non-exclusive right to install one (1) building top sign on the 26632 Building (“Tenant’s 26632 Signage”). Should Tenant erect such sign, but then subsequently fail to occupy at least 15,000 rentable square feet of space in the 26632 Building, Tenant’s right to Tenant’s 26632 Signage shall terminate and Tenant shall remove such signage as provided in Article 34 of the Original Lease. Tenant’s 26632 Signage shall otherwise be subject to the terms and conditions contained in Article 34 of the Original Lease. The location of Tenant’s 26632 Signage (if applicable) shall depend on the facades that are available at the time.

14.2 For the 26672 Building. Landlord and Tenant acknowledge that (i) pursuant to Article 34 of the Original Lease, Tenant has installed a sign on the exterior of the 26672 Building, and (ii) although not expressly permitted in the Lease, Tenant has installed a second (2nd) building top sign at the top of the North facing facade of the 26672 Building (“Tenant’s Additional 26672 Signage”). Tenant shall be entitled to maintain Tenant’s Additional 26672 Signage. However, should Tenant subsequently fail to occupy at least one (1) suite on the first floor of the 26672 Building, Tenant’s right to Tenant’s Additional 26672 Signage shall terminate and Tenant shall remove such signage as provided in Article 34 of the Original Lease. Tenant’s 26672 Additional Signage shall otherwise be subject to the terms and conditions contained in Article 34 of the Original Lease.

15. Permitted Transfer. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, an initial public offering of equity securities under the Securities Act of 1933, as amended, which securities are to be traded on a national securities exchange, including, without limitation, the NYSE, the NASDAQ Stock Market or the NASDAQ Small Capital Market System shall not be deemed a Transfer (as defined in Article 15 of the Original Lease), shall not require Landlord’s consent, and shall not require the payment of a Transfer Premium (as defined in Article 15 of the Original Lease).

16. Brokers. Each party represents and warrants to the other that no broker, agent or finder, other than Don Nourse of Lee & Associates and Gregg Haly of CBRE, Inc. on behalf of Landlord and John Gillespie doing business as Newport Commercial Realty Advisors on behalf of Tenant (collectively, the “Brokers”), negotiated or was instrumental in negotiating or consummating this Sixth Amendment. Brokerage commissions payable to the Brokers in connection with this Sixth Amendment shall be paid by Landlord pursuant to a separate written agreement between Landlord and the Brokers. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any person or entity, other than the Brokers, who claims or alleges that they were retained or engaged by or at the request of such party in connection with this Sixth Amendment.

17. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Sixth Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that, to Tenant’s actual knowledge without any duty to undertake or perform any independent inquiry or investigation, there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant. The foregoing representations and warranties shall not limit, affect, or abridge Tenant’s rights under Section 3(e) of the Original Lease.

18. California Certified Access Specialist Inspection. Landlord hereby informs Tenant that the Development has not undergone inspection by a Certified Access Specialist (as defined in the California Code of Regulations).

19. Common Ownership. Section 30(r) of the Original Lease shall apply to the 26632 Building as well as the 26642 Building and the 26672 Building.

20. No Liens. Landlord represents and warrants to Tenant that as of the date of this Sixth Amendment the Project is not encumbered by any mortgage or deed of trust.

21. No Further Modification. Except as set forth in this Sixth Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Sixth Amendment.

IN WITNESS WHEREOF, this Sixth Amendment has been executed as of the day and year first above written.

“LANDLORD”	ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

By:	ARDEN REALTY, INC.,
a Maryland corporation
Its:	Sole General Partner

By:	/s/ Scott F. Lyle
Its:	Scott F. Lyle
Chief Operating Officer

“TENANT”	LOANDEPOT.COM, LLC,
a Delaware limited liability company

	By:	/s/ David Norris
	Print Name:	David Norris
	Title:	President, COO

	By:	/s/ Jon Frojen
	Print Name:	Jon Frojen
	Title:	Chief Financial Officer

EXHIBIT “A”

LOCATION OF RESERVED PARKING

TOWNE CENTRE PLAZA
MECHANICAL SITE PLAN
M-2
3 STORY
OFFICE BUILDING

EXHIBIT “A”